                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                  FORM 8-K/A
                                  ----------

                                CURRENT REPORT


                               (Amendment No. 1)

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of Earliest Event Reported): November 6, 1998



                           PRIMEX TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


         VIRGINIA                       0-28942                  84-0854616
(State or other jurisdiction          (Commission             (I.R.S. Employer
     of incorporation)                File Number)           Identification No.)


         10101 NINTH STREET NORTH, ST. PETERSBURG, FLORIDA 33715-3807
              (Address of principal executive offices) (Zip Code)


                                (727) 578-8100
             (Registrant's telephone number, including area code)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


(a)  Financial Statements of Businesses Acquired

     The following financial statements of CMS, Inc. and Subsidiaries and Defense Research Incorporated are attached as Appendix I:

          Independent Auditors' Report

          Combined Balance Sheets - September 30, 1998 (unaudited) and December 31, 1997 and 1996

          Combined Statements of Operations - Nine Months Ended
          September 30, 1998 and 1997 (unaudited) and Years Ended
          December 31, 1997 and 1996

          Combined Statements of Shareholder's Equity - Nine Months Ended September 30, 1998 (unaudited) and Years Ended
          December 31, 1997 and 1996

          Combined Statements of Cash Flows - Nine Months Ended
          September 30, 1998 and 1997 (unaudited) and Years Ended
          December 31, 1997 and 1996

          Notes to Combined Financial Statements

(b)  Pro Forma Financial Information

     The following pro forma financial information is attached as Appendix II:

          Unaudited Pro Forma Condensed Combined Balance Sheet - September 27, 1998

          Unaudited Pro Forma Condensed Combined Statement of Operations - Nine Months Ended September 27, 1998

          Unaudited Pro Forma Condensed Combined Statement of Operations - Year Ended December 31, 1997

EXHIBITS


    23.1   Consent of Independent Auditors



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


PRIMEX TECHNOLOGIES, INC.
(Registrant)


Date: January 20, 1999


     /s/ George H. Pain
------------------------------------------
Vice President, General Counsel and Secretary



Date: January 20, 1999


     /s/John E. Fischer
------------------------------------------------
Vice President, Chief Financial and Accounting Officer

                                  APPENDIX I


                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED


                               Table of Contents

                                                                   PAGE
Independent Auditors' Report                                       F-1

Combined Balance Sheets - September 30, 1998 (unaudited) and
 December 31, 1997 and 1996                                        F-2

Combined Statements of Operations - Nine Months Ended
 September 30, 1998 and 1997 (unaudited) and
 Years Ended December 31, 1997 and 1996                            F-4

Combined Statements of Shareholder's Equity - Nine Months Ended
 September 30, 1998 (unaudited) and
 Years Ended December 31, 1997 and 1996                            F-5

Combined Statements of Cash Flows - Nine Months Ended
 September 30, 1998 and 1997 (unaudited) and
 Years Ended December 31, 1997 and 1996                            F-6

Notes to Combined Financial Statements                             F-8

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
CMS, Inc. and Subsidiaries
 and
Defense Research Incorporated:


We have audited the accompanying combined balance sheets of CMS, Inc. and subsidiaries and Defense Research Incorporated (collectively "the Company") as of December 31, 1997 and 1996, and the related combined statements of operations, shareholder's equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of CMS, Inc. and subsidiaries and Defense Research Incorporated as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                         KPMG LLP


Tampa, Florida
January 30, 1998, except as to note 2,
which is as of July 6, 1998

                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                            Combined Balance Sheets

                      September 30, 1998 (Unaudited) and
                          December 31, 1997 and 1996

                                                        SEPTEMBER 30,          DECEMBER 31,
                                                                        --------------------------
ASSETS                                                       1998           1997          1996
                                                        --------------  ------------   -----------
                                                         (Unaudited)
Current Assets:
   Cash and cash equivalents                              $ 1,714,058    $   175,639   $         -
   Accounts receivable                                     10,264,639      8,833,951    10,597,181
   Cost and estimated earnings in excess of billings        3,285,349      2,548,623     1,005,190
   Receivables from affiliates (note 10)                      200,000        226,475       228,219
   Contract inventories in progress (note 3)               23,401,375     24,124,998    14,778,997
   Prepaid expenses and other current assets                1,677,799        695,855       952,877
                                                          -----------    -----------   -----------

       Total current assets                                40,543,220     36,605,541    27,562,464

 Property, plant and equipment, net of accumulated
  depreciation and amortization (note 4)                   20,065,145     19,620,022    17,843,147
 Intangible assets, net of accumulated amortization
  (note 5)                                                  5,315,900      5,705,636     6,159,640
 Other assets                                                 265,873         82,569       108,734
 Net assets of discontinued operations (Note 2)               901,470      1,699,175     1,964,756
                                                          -----------    -----------   -----------

                                                          $67,091,608    $63,712,943   $53,638,741
                                                          ===========    ===========   ===========

                                                                     (Continued)

                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                      Combined Balance Sheets, continued

                      September 30, 1998 (Unaudited) and
                          December 31, 1997 and 1996

                                                         SEPTEMBER 30,           DECEMBER 31,
                                                                         ----------------------------
                                                              1998           1997           1996
                                                         --------------  -------------  -------------
                                                           (Unaudited)
LIABILITIES AND SHAREHOLDER'S EQUITY:
Current Liabilities:
   Bank overdraft                                         $          -   $          -   $    184,739
   Short-term debt-affiliate (note 6)                          737,438      7,185,321      5,349,278
   Accounts payable                                          2,746,365      5,139,388      6,400,000
   Accounts payable - affiliates (note 10)                           -         51,989         96,867
   Accrued incentive compensation (note 12)                  7,436,200      4,400,000      1,400,000
   Other accrued expenses                                    6,663,947      4,207,109      3,474,649
   Accrued interest payable - affiliates                       242,489        594,489        594,489
   Income taxes payable (note 9)                             1,077,449        809,359        208,588
   Billings in excess of costs and estimated earnings            9,352        626,921        556,015
                                                          ------------   ------------   ------------
       Total current liabilities                            18,913,240     23,014,576     18,264,625
Note payable - affiliate (note 6)                           16,000,000     16,000,000     16,000,000
                                                          ------------   ------------   ------------
       Total liabilities                                    34,913,240     39,014,576     34,264,625
                                                          ------------   ------------   ------------

Shareholder's equity:
   Preferred stock, nonvoting:
       Defense Research Inc., $1 par value, 50,000
         shares authorized, issued and outstanding              50,000         50,000         50,000
   Common Stock:
       CMS, Inc. $1 stated value, 1,000 shares
         authorized, issued and outstanding                      1,000          1,000          1,000
       Defense Research Inc., $.01 par value, 1,000
         shares authorized, issued and outstanding                  10             10             10
   Additional paid-in capital:
       CMS, Inc.                                            94,707,000     94,707,000     94,707,000
       Defense Research Inc.                                   742,014        742,014        742,014
   Retained earnings (accumulated deficit):
       CMS, Inc.                                           (68,395,622)   (75,220,673)   (79,666,964)
       Defense Research Inc.                                 5,123,976      4,469,026      3,591,066
   Capital stock subscribed - Defense Research Inc.            (50,010)       (50,010)       (50,010)
                                                          ------------   ------------   ------------
       Net Shareholder's equity                             32,178,368     24,698,367     19,374,116
                                                          ------------   ------------   ------------
Commitments and contingencies (notes 7, 8, 12 and 13)
                                                          $ 67,091,608   $ 63,712,943   $ 53,454,002
                                                          ============   ============   ============

           See accompanying notes to combined financial statements.

                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                       Combined Statements of Operations

           Nine months ended September 30, 1998 and 1997 (Unaudited) and years ended December 31, 1997 and 1996

                                                     Nine months ended                 Years ended
                                                        September 30,                  December 31,
                                              ---------------------------------  --------------------------
                                                     1998             1997           1997          1996
                                              ------------------  -------------  ------------  ------------
                                                          (Unaudited)
Net sales                                           $73,929,126    $60,079,824   $79,513,081   $61,118,271
Cost of sales                                        52,936,453     42,046,411    56,325,266    44,522,335
                                                    -----------    -----------   -----------   -----------
    Gross profit                                     20,992,673     18,033,413    23,187,815    16,595,936
General and administrative expenses                  11,867,965     10,816,647    14,308,455     9,393,953
Amortization of intangible assets                       377,832        377,139       504,003       500,263
                                                    -----------    -----------   -----------   -----------
    Operating income                                  8,746,876      6,839,627     8,375,357     6,701,720
                                                    -----------    -----------   -----------   -----------

Other income (expense):
    Interest income                                     183,367         56,673        37,191       125,844
    Interest expense - affiliates (note 6)           (1,391,736)    (1,441,571)   (1,905,097)   (1,758,140)
    Interest expense                                          -              -       (11,565)       (1,389)
   Net gain (loss) on disposal of
      fixed assets(note 4)                              (79,872)       (19,749)       31,572       947,648
    Other                                               293,179        306,866       (19,851)      150,191
                                                    -----------    -----------   -----------   -----------
                                                       (995,062)    (1,097,781)   (1,867,750)     (535,846)
                                                    -----------    -----------   -----------   -----------
    Income from continuing
    operations before income taxes                    7,751,814      5,741,846     6,507,607     6,165,874
Income tax expense (note 9)                             793,963        713,832     1,100,018       351,938
                                                    -----------    -----------   -----------   -----------
    Income from continuing operations                 6,957,851      5,028,014     5,407,589     5,813,936
                                                    -----------    -----------   -----------   -----------

Discontinued operations (note 2):
 Income (loss) from operations, net of
income tax expense (benefit) of $29,300,
$(8,389), $(12,599) and $202,040                        256,831        (59,101)      (83,338)      467,192
 Gain on disposal, net of income taxes of
  $30,268                                               265,319              -             -             -
                                                    -----------    -----------   -----------   -----------
                                                        522,150        (59,101)      (83,338)      467,192
                                                    -----------    -----------   -----------   -----------
    Net income                                      $ 7,480,001    $ 4,968,913   $ 5,324,251   $ 6,281,128
                                                    ===========    ===========   ===========   ===========

            See accompanying notes to combined financial statements

                           CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                  Combined Statements of Shareholder's Equity

                Nine months ended September 30, 1998 (Unaudited)
                   and years ended December 31, 1997 and 1996

                                              PREFERRED STOCK               COMMON STOCK              ADDITIONAL PAID-IN CAPITAL
                                              ----------------  ------------------------------------  --------------------------
                                                  DEFENSE                                 DEFENSE                     DEFENSE
                                                  RESEARCH                               RESEARCH                     RESEARCH
                                                INCORPORATED          CMS, INC.        INCORPORATED    CMS, INC.   INCORPORATED
                                              ----------------  ---------------------  -------------  -----------  -------------
Balances at December 31, 1995                    $     50,000              $    1,000    $       10   $94,707,000    $   742,014
Net income                                                  -                       -             -             -              -
                                                 ------------              ----------    ----------   -----------  -------------
Balances at December 31, 1996                          50,000                   1,000            10    94,707,000        742,014
Net income                                                  -                       -             -             -              -
                                                 ------------              ----------    ----------   -----------  -------------
Balances at December 31, 1997                          50,000                   1,000            10    94,707,000     94,707,000
Net income (unaudited)                                      -                       -             -             -              -
                                                 ------------              ----------    ----------   -----------  -------------
Balances at September 30, 1998 (unaudited)       $     50,000              $    1,000    $       10   $94,707,000    $   742,014
                                                 ============              ==========    ==========   ===========  =============

                                                     RETAINED EARNINGS
                                                   (ACCUMULATED DEFICIT)                                 NET
                                                ----------------------------
                                                                      DEFENSE          CAPITAL      STOCKHOLDER'S
                                                                      RESEARCH          STOCK           EQUITY
                                                  CMS, INC.         INCORPORATED      SUBSCRIBED       (DEFICIT)
                                                 ----------         ------------      ----------       ---------
Balances at December 31, 1995                    $(84,278,025)       $1,920,999       $  (50,010)     $13,092,988
Net income                                          4,611,061         1,670,067                -        6,281,128
                                                 ------------        ----------      -----------      -----------
Balances at December 31, 1996                     (79,666,964)        3,591,066          (50,010)      19,374,116
Net income                                          4,446,291           877,960                -        5,324,251
                                                 ------------        ----------      -----------      -----------
Balances at December 31, 1997                     (75,220,673)        4,469,026          (50,010)      24,698,367
Net income (unaudited)                              6,825,051           654,950                -        7,480,001
                                                 ------------        ----------       ----------      -----------
Balances at September 30, 1998 (unaudited)       $(68,395,622)       $5,123,976       $  (50,010)     $32,178,368
                                                 ============        ==========       ==========      ===========

            See accompanying notes to combined financial statements

                           CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                       Combined Statements of Cash Flows

           Nine months ended September 30, 1998 and 1997 (Unaudited) and years ended December 31, 1997 and 1996


                                                                      Nine months ended               Years ended
                                                                        September 30,                 December 31,
                                                                  --------------------------  ---------------------------
                                                                      1998          1997          1997          1996
                                                                  ------------  ------------  ------------  -------------
                                                                         (Unaudited)
Cash flows from operating activities:
  Net income                                                      $ 7,480,001   $ 4,968,913   $ 5,324,251    $ 6,281,128
  Adjustments to reconcile net income to
net cash provided by operating activities:
Discontinued operations                                               809,422       502,372       265,581     (1,964,756)
Depreciation expense                                                2,194,573     1,937,404     2,540,715      2,511,259
Amortization of intangible assets                                     377,832       377,139       504,004        500,263
Net gain on disposal of assets                                         79,872       (19,749)      (31,110)      (947,648)
Change in assets and liabilities used in operating activities:
  Accounts receivable                                              (1,430,688)      394,438     1,763,230     (1,264,705)
  Costs and estimated earnings in excess of billings                 (736,726)      393,729    (1,543,433)      (313,977)
  Receivables from affiliates                                          14,758       (10,229)        1,744        995,334
  Contract inventories in progress                                    723,623    (6,509,037)   (9,346,001)    (5,789,023)
  Prepaid expenses and other current assets                          (981,944)   (1,320,367)      257,022       (136,557)
  Other assets                                                       (183,304)      (12,128)       26,165        142,846
  Accounts payable                                                 (2,393,023)   (1,541,124)   (1,260,612)     2,549,406
  Accounts payable - affiliates                                       (51,989)      (96,867)      (44,878)      (839,837)
  Advances from affiliate                                                   -             -             -     (1,675,595)
  Accrued expenses                                                  5,141,038     3,321,124     3,732,460      1,917,551
  Income taxes payable/receivable                                     268,090     1,080,180       600,771       (318,357)
  Billings in excess of costs and estimated earnings                 (617,569)     (247,029)       70,906       (412,904)
                                                                  -----------   -----------   -----------    -----------
Net cash provided by operating activities                          10,693,966     3,258,267     2,860,815      1,234,428
                                                                  -----------   -----------   -----------    -----------
Cash flows from investing activities:
 Additions to property, plant and equipment                        (2,707,664)   (4,366,777)   (4,450,641)    (3,685,503)
 Proceeds from disposal of property and equipment                           -       126,127       164,161        601,189
 Additions to intangible assets                                             -       (50,000)      (50,000)             -
                                                                  -----------   -----------   -----------    -----------
Net cash used in investing activities                              (2,707,664)   (4,290,650)   (4,336,480)    (3,084,314)
                                                                  -----------   -----------   -----------    -----------
Cash flows from financing activities:
 Increase (decrease) in bank overdraft                                      -             -      (184,739)       184,739
 Net proceeds (payments) from short-term debt - affiliate          (6,447,883)    1,450,722     1,836,043      1,643,081
                                                                  -----------   -----------   -----------    -----------
Net cash provided by (used in) financing activities                (6,447,883)    1,450,722     1,651,304      1,827,820
                                                                  -----------   -----------   -----------    -----------
Net increase (decrease) in cash and cash equivalents                1,538,419       418,339       175,639        (22,066)
Cash and cash equivalents at beginning of period                      175,639      (184,739)            -         22,066
                                                                  -----------   -----------   -----------    -----------
Cash and cash equivalents at end of period                        $ 1,714,058   $   233,600   $   175,639    $         -
                                                                  ===========   ===========   ===========    ===========

                               F-6                                   (continued)

                           CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                  Combined Statements of Cash Flows, Continued

           Nine months ended September 30, 1998 and 1997 (Unaudited) and years ended December 31, 1997 and 1996

                                                       Nine months ended           Years ended
                                                         September 30,             December 31,
                                                    -----------------------  ------------------------
                                                       1998        1997          1997         1996
                                                    ----------  -----------  ------------  ----------
                                                         (Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid (received) during the period for:

 Interest                                           $1,743,736  $1,793,571     $1,916,662  $1,759,529
                                                    ==========  ==========     ==========  ==========

 Income taxes                                       $  585,441  $ (374,737)    $  476,771  $  857,100
                                                    ==========  ==========     ==========  ==========
NON-CASH FLOW INVESTING ACTIVITY

Included in accounts receivable at December 31, 1996 is $1,138,500 related to the sale of property, plant and equipment.

Included in accounts payable at December 31, 1996 is $1,072,652 related to the purchases of property, plant and equipment.

            See accompanying notes to combined financial statements

                           CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                     Notes to Combined Financial Statements

      September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     (A)  ORGANIZATION AND DESCRIPTION OF BUSINESS

          CMS, Inc. (CMS) and Defense Research Incorporated (DRI) (collectively "the Company") are wholly-owned subsidiaries of Daimler-Benz Finance Company, Inc. (DBFin), which is a wholly-owned subsidiary of Daimler-Benz of North America Corporation.

          CMS is engaged in providing engineering services related to advanced weapons systems. CMS has four wholly-owned subsidiaries, Hitech Holdings, Inc. (Hitech), CMS Environmental, Inc. (CMSER), CMS Defense Systems, Inc. (CMSD) and its wholly-owned subsidiary, Orlando Technology, Inc. (OTI) and a foreign sales corporation, CMS International FSC, Inc. (CMSI). Hitech is primarily engaged in the loading, assembly, and packaging of commercial and military explosives. CMSER primarily performs ordnance and explosive disposal operations. CMSD markets and manages all-up weapon systems. OTI is primarily engaged in munitions testing and engineering consulting services. DRI is primarily engaged in the manufacture and sale of parts and components to the United States Department of Defense prime contractors.

     (B)  PRINCIPLES OF COMBINATION

          The combined financial statements include the accounts of DRI, CMS, and its wholly-owned subsidiaries. Because DRI is under common control and management with CMS and subsidiaries and is related in their operations, its financial statements are included in the combined financial statements. All significant intercompany accounts and transactions have been eliminated in combination.

     (C)  USE OF ESTIMATES

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                           CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                     Notes to Combined Financial Statements

       September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)


     (D)  CASH EQUIVALENTS

          For purposes of reporting combined cash flows, cash and cash equivalents include short-term investments with a maturity of three months or less at the date of purchase.

     (E)  REVENUE RECOGNITION AND INVENTORIES

          Revenues attributable to CMS and OTI are recognized on the percentage-of-completion method. Revenue earned is recorded based on the percentage of costs incurred to estimates of total costs to perform each contract. This method is used because management believes costs incurred to be the best measure of progress on the contracts.

          Substantially all revenues attributable to Hitech and DRI are from sales to the U.S. Department of Defense and its prime contractors under fixed unit price contracts. Revenues are recognized on a unit price basis when units are completed and shipped or approved for shipment by the customer. Cost of sales related to these revenues is equal to total estimated costs divided by the total number of units to be delivered.

          Revenues attributable to CMSD are recognized dependent upon the nature of the contract under either the percentage-of-completion method or on a unit price basis when units are completed and shipped or approved for shipment by the customer.

          Contract inventories in progress are stated at actual costs (including raw materials, direct labor, factory overhead, general and administrative costs, and certain non-recurring costs) less progress payments received in advance of shipments, if any. General and administrative costs are included in inventories based on the proportion of these costs to total inventoriable costs. Non-recurring costs are included in inventories only to the extent that such costs are recoverable from contracts.

          When estimates of costs to complete indicate a probable loss on a contract, the full amount of the expected loss is accrued or the inventory is written down to net realizable value.

     (F)  PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the respective assets.

                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                     Notes to Combined Financial Statements

      September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)


     (G)  INTANGIBLES

          Intangible assets are being amortized on the straight-line basis over the following periods:

                    Deferred financing costs      10 years
                    Licensing agreement           12 years
                    Patents                       14 years
                    Goodwill                      20 years

          The Company annually evaluates the impairment of its intangible assets by comparing estimated future undiscounted cash flows to the then remaining net book value of the intangible assets.

     (H)  INCOME TAXES

          The Company files a consolidated Federal income tax return with DBFin. Taxes, both current and deferred, are calculated as if the Company were to file its returns on a stand-alone basis.

          Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     (I)  COMMITMENTS AND CONTINGENCIES

          In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, Environmental Remediation Liabilities. SOP 96-1 was adopted by the Company on January 1, 1997 and requires, among other things, environmental remediation liabilities to be accrued when the criteria of SFAS No. 5, Accounting for Contingencies, have been met. SOP 96-1 also provides guidance with respect to the measurement of the remediation liabilities. Such accounting is consistent with the Company's current method of accounting for environmental remediation costs and, therefore, adoption of SOP 96-1 does not have a material impact on the Company's financial position, results of operation, or liquidity.

                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                     Notes to Combined Financial Statements

      September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)

          Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

     (J)  RECLASSIFICATIONS

          Certain 1996 amounts as originally reported have been reclassified to conform with the 1997 presentation.

(2)  DISCONTINUED OPERATIONS

          The Company sold certain assets of CMSER, its ordnance and explosive disposal segment, to members of CMSER management on July 6, 1998 in exchange for a note receivable. Assets not sold include cash, accounts receivable billed prior to the sale, certain property and equipment, and other assets. Pursuant to Accounting Principles Board Opinion
          (APB) No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, the combined financial statements of the Company have been reclassified to reflect the disposition of the CMSER business segment. Accordingly, the assets and liabilities, revenues, costs and expenses, and cash flows of CMSER have been excluded from the respective captions in the combined balance sheets, statements of operations, and statements of cash flows. The net assets of this entity have been reported as "Net Assets of Discontinued Operations," the net operating results of this entity have been reported, net of applicable income taxes, as "Income
          (Loss) from Discontinued Operations," and the net cash flows of this entity have been reported as "Net Cash (Used in) Provided by Discontinued Operations."

                           CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                     Notes to Combined Financial Statements

       September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)



Summarized financial information for the discontinued operations were as follows:

                                                                   SEPTEMBER 30,                    DECEMBER 31,
                                                                                       -------------------------------------
                                                                       1998                   1997                 1996
                                                              --------------------     -----------------    ----------------
                                                                   (unaudited)

     Current assets                                            $         1,244,899             2,375,441           3,151,307
     Noncurrent assets                                                     460,338               126,516             192,566
                                                              --------------------     -----------------    ----------------
          Total assets                                                   1,705,237             2,501,957           3,343,873

     Current liabilities                                                   803,767               802,782           1,379,117
                                                              --------------------     -----------------    ----------------

     Net assets of discontinued operations                     $           901,470             1,699,175           1,964,756
                                                              ====================     =================    ================


                                                        NINE MONTHS ENDED                            YEARS ENDED
                                                          SEPTEMBER 30,                             DECEMBER 31,
                                               ---------------------------------       -------------------------------------
                                                     1998               1997                  1997                 1996
                                               --------------     --------------       ----------------      ---------------
                                                           (unaudited)

     Net sales                                 $    6,248,040          8,716,968             11,500,405           11,644,491
                                                =============     ==============       ================      ===============
     Income (loss) before provision
     for income taxes                          $     123,271            (67,490)              (100,286)             495,432
                                                =============     ==============       ================      ===============
     Income (loss) from discontinued
     operations, net of income taxes           $      110,648            (59,101)               (83,338)             467,192
                                                =============     ==============       ================      ===============

                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                    Notes to Combined Financial Statements

      September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)


(3) CONTRACT INVENTORIES IN PROGRESS


    Contract inventories in progress consist of:


                                                                    SEPTEMBER 30,                    DECEMBER 31,
                                                                                        -------------------------------------
                                                                        1998                   1997                 1996
                                                               --------------------     -----------------    ----------------
                                                                    (unaudited)

     Raw materials and work in progress                        $         17,888,206            15,940,900          10,933,930
     Finished goods                                                       3,232,967             5,852,923           2,627,850
     General and administrative costs                                     2,231,980             2,000,936             969,619
     Estimated recoverable nonrecurring costs                                48,222               330,239             247,598
                                                               --------------------     -----------------    ----------------
                                                               $         23,401,375            24,124,998          14,778,997
                                                               ====================     =================    ================


(4)    PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment consist
       of:

                                                                             DECEMBER 31,                       ESTIMATED
                                                             -----------------------------------------
                                                                     1997                    1996              USEFUL LIVES
                                                             -----------------       -----------------      ----------------
     Land                                                    $       1,167,474               1,167,474                    --
     Buildings                                                       5,844,155               5,076,204         15-30 years
     Machinery                                                      23,289,899              20,520,113          3-10 years
     Office equipment                                                2,058,200               1,808,667          5-10 years
     Leasehold improvements                                          2,414,655               2,053,683           10 years
     Automotive equipment                                              706,495                 701,308           5 years
                                                             -----------------       -----------------
                                                                    35,480,878              31,327,449
     Less accumulated depreciation and amortization
                                                                   (15,860,856)            (13,484,302)
                                                             -----------------       -----------------
                                                             $      19,620,022              17,843,147
                                                             =================       =================

                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                    Notes to Combined Financial Statements

      September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)

(5)  INTANGIBLE ASSETS
     Intangible assets consist of:

                                                                              DECEMBER 31,
                                                                 ------------------------------------
                                                                        1997                 1996
                                                                 ---------------      ---------------
     Goodwill                                                    $     8,878,887            8,878,887
     Patents                                                             535,840              535,840
     Deferred financing costs                                            180,983              180,983
     Licensing agreement                                                  50,000                   --
                                                                       9,645,710            9,595,710
     Less accumulated amortization                                    (3,940,074)          (3,436,070)
                                                                 ---------------      ---------------
                                                                 $     5,705,636            6,159,640
                                                                 ===============      ===============

(6)  DEBT - AFFILIATE

     Short-term debt-affiliate represents unsecured borrowings under a $22,000,000 line of credit agreement with DBFin. Advances bear interest at rates that vary each month based on the one-month LIBOR rate plus 10 basis points (5.82% at December 31, 1997).

     Note payable-affiliate consists of a $16,000,000 unsecured note payable to DBFin which bears interest at 8.8% and is due January 1, 2000.

     Interest expense on the short-term debt and note payable-affiliate was $1,905,097 in 1997 and $1,758,140 in 1996.

(7)  LETTERS OF CREDIT

     The Company has outstanding at December 31, 1997 under a $5,000,000 bank line of credit agreement, standby letters of credit totaling $2,307,045 for the purpose of guaranteeing payments under operating leases and performance under contracts. The unused portion of the bank line of credit is $2,692,955 as of December 31, 1997.

(8)  LEASES

     The Company leases certain land, manufacturing facilities, warehouse facilities, equipment, office facilities, and vehicles under noncancelable operating lease agreements which expire on various dates through November 2004. Certain leases contain renewal options. In addition, the Company leases certain other office equipment, vehicles and residential apartments with terms not exceeding one year.

                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED

                    Notes to Combined Financial Statements

      September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)


     Annual future minimum lease payments for the next five years under operating leases with noncancelable terms of more than one year are as follows:


            YEAR ENDED DECEMBER 31,
            -----------------------
                     1998                    $    1,095,000
                     1999                           425,000
                     2000                           215,000
                     2001                           176,000
                     2002                           174,000
                  Thereafter                        277,000
                                             --------------
                                             $    2,362,000
                                             ==============

     Total rent expense under all operating lease arrangements was approximately $1,400,000 in 1997 and $1,355,000 in 1996.


(9)  INCOME TAXES

     Income tax expense consists of:


                                                                  CURRENT            DEFERRED            TOTAL
                                                              --------------     --------------     --------------
     Year ended December 31, 1997:
           U.S. Federal                                       $      188,025                 --            188,025
           State and local                                           911,993                 --            911,993
                                                              --------------     --------------     --------------
                                                              $    1,100,018                 --          1,100,018
                                                              ==============     ==============     ==============

     Year ended December 31, 1996:
           U.S. Federal                                       $           --                 --                 --
           State and local                                           351,938                 --            351,938
                                                              --------------     --------------     --------------
                                                              $      351,938                 --            351,938
                                                              ==============     ==============     ==============

                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED


                    Notes to Combined Financial Statements


      September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)



     Income tax expense in 1997 and 1996 differed from the tax expense amounts expected from multiplying the book income before income taxes by the U.S. federal tax rate as follows:


                                                                 DECEMBER 31,
                                                        -----------------------------
                                                            1997             1996
                                                        ------------     ------------
          Computed expected tax expense                 $  2,278,000        2,158,000
          State income taxes                                 911,993          351,938
          Benefit of net operating loss carryforward      (2,278,000)      (2,158,000)
          Alternative minimum taxes                          188,025               --
                                                        ------------     ------------
                                                        $  1,100,018          351,938
                                                        ============     ============

     The temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1996 are presented below:


                                                                                   DECEMBER 31,
                                                                     --------------------------------------
                                                                           1997                   1996
                                                                     ---------------        ---------------
          Deferred tax assets:
           Inventories, principally due to additional costs
             inventoried for tax purposes pursuant to the
             Tax Reform Act of 1986 and inventory
             provisions                                              $       952,000              1,633,000
           Accrued expenses, not deductible until paid                     2,601,000              1,217,000
           Net operating loss carryforwards                               22,455,000             25,588,000
           Loss provision on contracts                                       105,000                109,000
           Alternative minimum tax credit                                    251,000                     --
           Other                                                              14,000                 17,000
                                                                     ---------------        ---------------
              Total gross deferred tax assets                             26,378,000             28,564,000

           Less valuation allowance                                      (24,116,000)           (26,373,000)
                                                                     ---------------        ---------------
              Net deferred tax assets                                      2,262,000              2,191,000
                                                                     ---------------        ---------------

                          CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED


                    Notes to Combined Financial Statements


      September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)



                                                                    DECEMBER 31,
                                                          ----------------------------
                                                              1997            1996
                                                          ------------    ------------
          Deferred tax liabilities -
           Plant and equipment, principally due to        $
             differences in depreciation                     2,262,000       2,191,000

               Total gross deferred tax liabilities          2,262,000       2,191,000
                                                          ------------    ------------
               Net deferred tax asset (liability)         $         --              --
                                                          ============    ============

     At December 31, 1997, pursuant to the tax sharing arrangement with its parent, the Company has net operating loss carryforwards for financial reporting purposes of approximately $60,000,000 which are available to offset future taxable income, if any, through the year 2009. Net operating losses for income tax purposes are approximately $30,000,000 at December 31, 1997. Because alternative minimum taxable income can only be offset up to 90% by net operating losses, there is a current federal income tax liability on the excess 10% in the amount of $185,872 in 1997.


     Management believes it is more likely than not that deferred tax assets in an amount equal to deferred tax liabilities will be realized since the source of deferred tax liabilities will reverse during the net operating loss carryforward period.



(10) TRANSACTIONS WITH AFFILIATES


     The Company is a subcontractor for Daimler-Benz Aerospace, A.G. ("DASA"), a related party, providing defined engineering services related to advanced weapons systems and also contracts with DASA for similar engineering services. Balances and transactions with affiliates other than for loans and interest are as follows:


                                                                                 DECEMBER 31,
                                                                      -------------------------------
                                                                          1997               1996
                                                                      ------------       ------------
          Receivables from affiliates                                $     226,475            228,219
          Accounts payable - affiliates                                     51,989             96,867
          Purchases from and expenses reimbursed to DASA                        --             50,000
          Expenses reimbursed by DASA                                           --          1,875,595
                                                                      ============       ============

                           CMS, INC. AND SUBSIDIARIES
                       AND DEFENSE RESEARCH INCORPORATED


                    Notes to Combined Financial Statements


      September 30, 1998 and 1997 (Unaudited) December 31, 1997 and 1996
               (All information as of September 30, 1998 and the
          nine months ended September 30, 1998 and 1997 is unaudited)


(11) EMPLOYEE BENEFIT PLAN


     The Company has a savings and retirement 401(k) plan providing retirement benefits for substantially all employees. The Plan provides for contributions from the employer and eligible employees. Employer contributions are voluntary and at the discretion of the Company's Board of Directors. Company contributions were approximately $599,000 in 1997 and $330,000 in 1996.


(12) INCENTIVE COMPENSATION PLAN


     The Company incentive compensation plan authorizes the issuance of up to 525,000 units with the value of each unit based upon the Fair Market Value (to be determined annually by the Board of Directors) of the Company as defined in the Plan. Compensation expense is recorded based upon the annual increase in value of the units as those units are vested. Units generally vest 25% upon grant and 25% each year thereafter until fully vested. At December 31, 1997, 430,000 units have been granted, of which 412,500 are vested. Units are not convertible into equity interests. Compensation expense recorded was $3,000,000 in 1997 and $1,300,000 in 1996 based on an estimate of fair market value which is approved by the Board of Directors.


(13) LITIGATION


     On April 5, 1995, a Company subcontractor filed a civil action in Federal District Court in Memphis, Tennessee, relating to a government contract awarded to the Company. The suit named as defendants the Company, its surety, another Company subcontractor and the United States Secretary of Defense and alleges breach of contract and violation of various federal and civil rights statutes. On October 31, 1995, the claim was ordered to arbitration. The matter was arbitrated during the Spring of 1997, and the arbitrated award was confirmed by the Federal District Court on November 25, 1997. The judgment was accrued in 1996 and paid by the Company in December 1997, and a satisfaction of judgment dismissing the Company was entered in the Federal District Court.

     The Company is also engaged in certain other claims and legal actions arising in the ordinary course of business. The Company believes the ultimate outcome of these matters will not have a material adverse effect on the financial position, results of operations or liquidity.

                                  APPENDIX II

                         UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL INFORMATION

On November 6, 1998, Primex Technologies, Inc. ("Primex") acquired all of the issued and outstanding stock of CMS, Inc. and Defense Research Incorporated (the "CMS Group") for $123.0 million in cash. The purchase of the CMS Group, which is referred to herein as the "Acquisition", is being accounted for using the purchase method of accounting. The following unaudited pro forma condensed financial information is based upon the historical consolidated financial statements of Primex and the historical combined financial statements of the CMS Group.


The Pro Forma Statements of Operations give pro forma effect to the Acquisition as if it had occurred at the beginning of the period presented. The Pro Forma Balance Sheet gives pro forma effect to the Acquisition as if it had occurred on September 27, 1998. The Pro Forma Financial Statements have been prepared to illustrate the estimated effect of the Acquisition and do not purport to be indicative of the results of operations or financial position of Primex that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future.


A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying Pro Forma Financial Statements based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ from the pro forma amounts included herein. These pro forma adjustment represent Primex's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Primex believes to be reasonable. Consequently the amounts reflected the Pro Forma Financial Statements are subject to change, and the final amounts may differ.

                           PRIMEX TECHNOLOGIES, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                ($ IN THOUSANDS)


                                                  Primex
                                            Technologies, Inc.          CMS Group            Pro Forma           Pro Forma
                                            September 27, 1998      September 30, 1998      Adjustments           Combined
                                            ------------------      ------------------      -----------          ---------
Assets
------
Current Assets:
 Cash                                                 $      -                $  1,714         $      -           $  1,714
 Receivables                                           109,230                  13,750             (200)  (A.4)    122,780
 Inventories, Net                                       53,999                  23,401           (2,865)  (B.1)     74,535
 Other Current Assets                                    8,151                   1,678             (950)  (A.1)      8,879
                                                      --------                --------         --------           --------
   Total Current Assets                                171,380                  40,543           (4,015)           207,908

Property, Plant & Equipment, Net                        94,665                  20,065            2,089   (B.1)    116,819
Goodwill, Net                                           42,886                   5,079           (5,079)  (B.3)    117,106
                                                                                                 74,220   (B.1)
Other Assets                                            16,749                     503            6,924   (B.1)     24,176
Net Assets Discounted Operations                             -                     902             (902)  (A.2)          -
                                                      --------                --------         --------           --------
    Total Assets                                      $325,680                $ 67,092         $ 73,237           $466,009
                                                      ========                ========         ========           ========

Liabilities and Shareholder's Equity
------------------------------------

Current Liabilities:
 Short-Term Borrowing                                 $ 39,000                $    737         $   (737)  (A.4)   $ 39,000
 Accounts Payable                                       23,392                   2,746                -             26,138
 Contract Advances                                      37,285                       9                -             37,294
 Accrued Liabilities                                    35,344                  15,421           (8,755)  (A.3)     49,918
                                                                                                  6,063   (B.1)
                                                                                                  1,845   (B.4)
                                                      --------                --------         --------           --------
                                                       135,021                  18,913           (1,584)           152,350

Long-Term Debt                                               -                  16,000          (16,000)  (A.4)    123,000
                                                                                                123,000   (B.2)
Other Liabilities                                       28,450                       -                -             28,450
                                                      --------                --------         --------           --------
 Total Liabilities                                     163,471                  34,913          105,416            303,800

Common Stock                                             5,106                      51              (51)  (B-5)      5,106
Other Shareholder's Equity                             157,103                  32,128          (32,128)  (B.5)    157,103
                                                      --------                --------         --------           --------
 Total Shareholder's Equity                            162,209                  32,179          (32,179)           162,209
                                                      --------                --------         --------           --------

 Total Liabilities & Shareholder's
     Equity                                           $325,680                $ 67,092         $ 73,237           $466,009
                                                      ========                ========         ========           ========


       See notes to unaudited pro forma condensed financial information.

                           PRIMEX TECHNOLOGIES, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             Nine Months Ended
                                               ---------------------------------------------------------------------------
                                                         Primex
                                                   Technologies, Inc.           CMS Group        Pro Forma        Pro Forma
                                                   September 27, 1998       September 30, 1998  Adjustments       Combined
                                               ---------------------------  ------------------  ---------------  ----------
Sales                                                     $336,072                $73,929        $  (448)  (C.6)   $409,553

Operating Expenses:
 Cost of Goods Sold                                        261,548                 53,314          1,014   (C.1)    315,493
                                                                                                      65   (C.2)
                                                                                                    (448)  (C.6)
 Selling and Administration                                 51,699                 11,868              -             63,567
 Research and Development                                    6,245                      -              -              6,245
                                                           -------                -------        -------           --------

Operating Income                                            16,580                  8,747         (1,079)            24,248

Interest Expense                                             1,312                  1,392          6,458   (C.3)      7,770
                                                                                                  (1,392)  (C.4)
Other Income, Net                                            4,838                    397              -              5,235
                                                          --------                -------        -------            -------
Income From Continuing Operations
  Before Taxes                                              20,106                  7,752         (6,145)            21,713

Income Tax Provision                                         8,274                    794            371   (C.5)      9,439
                                                          --------                -------        -------           --------
Income From Continuing Operations                         $ 11,832                $ 6,958        $(6,516)          $ 12,274
                                                          ========                =======        =======           ========

Net Income Per Share:
 Basic                                                       $2.30                      -              -               $2.39
                                                           =======                                                  ========
 Diluted                                                     $2.20                      -              -               $2.28
                                                           =======                                                  ========
Weighted Average Shares Outstanding (000's)
 Basic                                                       5,151                                                     5,141
                                                           =======                                                   =======
 Diluted                                                     5,385                                                     5,385
                                                           =======                                                   =======

       See notes to unaudited pro forma condensed financial information.

                           PRIMEX TECHNOLOGIES, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   Year Ended
                                               --------------------------------------------------
                                                         Primex
                                                   Technologies, Inc.             CMS Group         Pro Forma       Pro Forma
                                                    December 31, 1997         December 31, 1997    Adjustments      Combined
                                               ---------------------------  ---------------------  ------------  --------------
Sales                                                    $490,824                    $79,513          $     -         $570,337

Operating Expenses:
 Cost of Goods Sold                                       401,590                     56,830            1,351 (C.1)    459,859
                                                                                                           88 (C.2)
 Selling and Administration                                62,751                     14,308                -           77,059
 Research and Development                                   5,568                          -                -            5,568
                                                       ----------                  ---------          -------         --------

Operating Income                                           20,915                      8,375           (1,439)          27,851

Interest Expense                                            3,735                      1,917            8,610 (C.3)     12,345
                                                                                                       (1,917)(C.4)
Other Income, Net                                           1,776                         49                -            1,825
                                                         --------                  ---------          -------         --------

Income From Continuing Operations
  Before Taxes                                             18,956                      6,507           (8,132)          17,331

Income Tax Provision                                        8,331                      1,100           (1,012)(C.5)      8,419
                                                         --------                  ---------          -------         --------

Income From Continuing Operations                        $ 10,625                    $ 5,407          $(7,120)        $  8,912
                                                         ========                  =========          =======         ========

Net Income Per Share:
 Basic                                                      $2.05                          -                -         $   1.72
                                                          =======                                                     ========
 Diluted                                                    $2.01                          -                -         $   1.69
                                                          =======                                                     ========

Weighted Average Shares Outstanding (000's)
 Basic                                                      5,174                                                        5,174
 Diluted                                                    5,287                                                        5,287

       See notes to unaudited pro forma condensed financial information.

                           PRIMEX TECHNOLOGIES, INC.
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                                ($ IN THOUSANDS)


BASIS OF PRESENTATION
---------------------

On November 6, 1998 Primex Technologies, Inc. ("Primex") acquired of all the issued and outstanding stock (the "Acquisition") of CMS, Inc. and Defense Research Incorporated (the "CMS Group") for $123,000 in cash, all of which was paid at closing. The purchase price was paid out of proceeds from bank borrowing. The Acquisition will be accounted for using the purchase method of accounting for business combinations. Accordingly the purchase price and related acquisition costs as well as the allocation of total purchase price among tangible and intangible assets and liabilities are subject to adjustment based upon refinements in the application of this method of accounting. The final actual adjustments may therefore differ from those presented herein. The unaudited pro forma consolidated financial statements do not give effect to any potential cost savings and synergy that could result from the acquisition of the CMS Group.


The Unaudited Pro Forma Condensed Combined Statements of Operations assume the Acquisition occurred at the beginning of the period presented and the Unaudited Pro Forma Condensed Combined Balance Sheet assumes the Acquisition occurred on September 27, 1998.


UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
----------------------------------------------------

(A) In connection with the Acquisition certain assets and liabilities included in the CMS Group September 30, 1998 Balance Sheet were not acquired or assumed by Primex. The elimination of these contractual items has been made in the following pro forma adjustments.


    1. Elimination of corporate state income tax and insurance deposits not acquired.

    2. Elimination of net assets of business not acquired.

    3. Elimination of accrued liabilities for management performance awards, corporate income taxes and interest on parent company debt not acquired.

    4. Elimination of receivables from and notes payable to former parent.

                           PRIMEX TECHNOLOGIES, INC.
         NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                               ($ IN THOUSANDS)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (CONTINUED)
----------------------------------------------------------------

(B) The following pro forma adjustments reflect application of the purchase method of accounting in the Combined Balance Sheet at September 27, 1998.

1. This adjustment represents the preliminary allocation of the excess purchase price over the net tangible and intangible assets acquired, to estimated goodwill in the amount of $74,220, based upon the allocation of the estimated $124,845 cost of the Acquisition ($123,000 cash and $1,845 transaction costs), and to certain operating assets and liabilities, as follows:



         Purchase Price:
          Estimated cost of Acquisition                            $124,845
          Book value of net assets acquired                         (50,540)
                                                                   --------
          Purchase price in excess of net assets acquired          $ 74,305
                                                                   ========

        Preliminary allocation of the excess of the purchase price over the net assets acquired to goodwill and other assets acquired:
          Deferred tax assets arising from Net
            Operating losses acquired and differences
            between book and tax basis of net assets
            acquired                                               $  7,091
          Increase in land, improvements and lease
            hold interests                                            2,089
          Adjustments necessary to conform to
            Primex accounting policies for
            inventory and intangible assets                          (3,032)
          Contract valuation adjustments                             (6,063)
          Estimated goodwill                                         74,220
                                                                   --------
        Total                                                      $ 74,305
                                                                   ========

2. This adjustment represents bank borrowings of $123,000, used specifically for the Acquisition, as follows:

          7.5% Term Debt                                           $ 60,000
          Floating Rate Revolving Credit Facility                    63,000
                                                                   --------
          Total                                                    $123,000
                                                                   ========

3. This adjustment represents the elimination of the CMS Group historical goodwill.

4.  This adjustment records transaction costs related to the Acquisition.

5.  This adjustment eliminates equity accounts of the CMS Group.

                           PRIMEX TECHNOLOGIES, INC.
         NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                               ($ IN THOUSANDS)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
---------------------------------------------------------------

(C) The following pro forma adjustments reflect application of the purchase method of accounting in the Combined Statements of Operations for the year ended December 31, 1997 and the nine months ended September 27, 1998.

1. This adjustment is to record amortization of goodwill resulting from the Acquisition, net of the CMS Group's historical amortization, of $504 and $378 for the year ended December 31, 1997 and nine months ended September 30, 1998, respectively. For purposes of this pro forma presentation, it is assumed that goodwill will be amortized over its estimated period of benefit, not to exceed 40 years. The amortization expense reflected in this pro forma statement of operations is based upon 40 years.

2. This adjustment is to record the additional depreciation and amortization on fair market value adjustments to buildings, improvements and lease hold interests.

3. This adjustment is to record interest expense and amortization of deferred financing costs on borrowings at an assumed effective interest rate of 7.0% per annum.

4. This adjustment represents the elimination of the interest expense of the CMS Group which would not have been incurred on a pro forma basis.

5. This adjustment records income taxes for (i) the effects of the pro forma adjustments, and (ii) the effects of the combined Primex and CMS Group statutory income tax rate of approximately 38.9%.

6.   Eliminate inter-company sales between Primex and the CMS Group.